Exhibit 5



                         August 24, 1998


FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

Ladies and Gentlemen:

     With respect to the Registration Statement on Form S-3 (the "Registration Statement") of FirstEnergy Corp. (the "Company") relating to up to 72,604 shares of its Common Stock, $.10 par value (the "Shares"), to be sold by a selling shareholder ("Selling Shareholder") from time to time, who has received such Shares pursuant to the Agreement of Merger and Plan of Reorganization dated as of June 30, 1998, among the Company, FirstEnergy Services Corp., an Ohio corporation and a wholly owned subsidiary of the Company, ELC Acquisition Company, a Pennsylvania corporation and a wholly owned subsidiary of the Company, Elliott-Lewis Corporation, a Pennsylvania corporation, Thomas H. Lewis, Jr. and the Elliott-Lewis Corporation Employee Stock Ownership Plan, I wish to advise you as follows:

I am of the opinion that the Shares to be hereafter sold by the Selling Shareholder in accordance with the Registration
Statement, as amended and supplemented from time to time, are legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me appearing in the Registration Statement under the caption "Legal Matters." In giving such consent, I do not hereby admit that I am within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.

                             Very truly yours,


                             /s/ David Feltner
                             -----------------------
                                 David Feltner